Exhibit 10.20
SSR MINING INC. 2020 SHARE COMPENSATION PLAN
AGREEMENT FOR RESTRICTED SHARE UNITS
###PARTICIPANT_NAME### (the “Participant”)
Pursuant to the SSR Mining Inc. 2020 Share Compensation Plan effective May 14, 2020 (the “Plan”) and in consideration of services provided to the Company by the Participant, SSR Mining Inc. hereby grants to the Participant ###TOTAL_AWARDS### Restricted Share Units under the Plan on ###GRANT_DATE###.
All capitalized terms not defined in this Agreement have the meaning set out in the Plan. No cash or other compensation shall at any time be paid in respect of any Restricted Share Units which have been forfeited or terminated under the Plan or on account of damages relating to any Restricted Share Units which have been forfeited or terminated under the Plan. Your Grant is subject to the provisions of the Plan (as it may be amended from time to time) and the terms and conditions in this Agreement.
The Vesting schedule for this award is ###VEST_SCHEDULE_TABLE###.
Vested Restricted Share Units will be redeemed on the Vesting Dates. SSR Mining Inc. may, at its election, choose to redeem your Vested Restricted Share Units in the form of Common Shares issued from treasury, Common Shares purchased on the market or cash with a value equal to the Market Price of a Common Share for each Restricted Share Unit.
By accepting this grant, the Participant agrees (i) to be bound by the terms of the Plan, including the forfeiture provisions in Article 11 of the Plan, (ii) that participation in the Plan is voluntary and the Participant has not been induced by the expectation of employment or service or continued employment with the Company, and (iii) that neither this Grant nor the Restricted Share Units contemplated pursuant to this agreement gives the Participant the right to continued employment or service with the Company or its affiliates in any capacity.
SSR Mining Inc. and the Participant understand and agree that the granting and redemption of these Restricted Share Units are subject to the terms and conditions of the Plan, a copy of which has been provided to the Participant all of which are incorporated into and form a part of this Agreement. For greater certainty, the Participant authorizes the sale of a sufficient number of Common Shares to pay withholdings taxes on the redemption of any Restricted Share Units.

DATED ###GRANT_DATE###. SSR MINING INC.

By accepting this grant, I agree (i) to be bound by the terms of the Plan, including the forfeiture provisions in Article 11 of the Plan, (ii) that my participation in the Plan is voluntary and I have not been induced by the expectation of employment or service or continued employment with the Company, and (iii) that neither this Grant nor the Restricted Share Units contemplated pursuant to this agreement gives me the right to continued employment or service with the Company or its affiliates in any capacity.

_____________________________
Name ###PARTICIPANT_NAME###